Exhibit 99.1

NII HOLDINGS ANNOUNCES RESTRUCTURING AGREEMENT

RESTON, Va., March 6, 2015 - NII Holdings, Inc. [OTCPK: NIHDQ] (the “Company”), on behalf of itself and certain of its wholly-owned subsidiaries that previously sought Chapter 11 protection in the U.S. Bankruptcy Court for the Southern District of New York (collectively, the “NII Debtors”), today announced that the NII Debtors have reached an agreement with the holders of greater than 70% in amount of the senior notes issued by each of NII Capital Corp. and NII International Telecom S.C.A. (the “Senior Notes”), and the official committee of unsecured creditors regarding the terms of a revised plan of reorganization to be implemented in the NII Debtors’ Chapter 11 cases. The agreement is reflected in a Plan Support Agreement (the “Revised Plan Support Agreement”) that replaces the Plan Support Agreement entered into on November 24, 2014, which was terminated following the Company’s January 26, 2015 agreement to sell its operations in Mexico to a subsidiary of AT&T.

Under the terms of the Revised Plan Support Agreement, the Company will implement a consensual reorganization of the NII Debtors following the completion of the proposed sale of the Company’s operations in Mexico. As described in more detail in the Revised Plan Support Agreement and related plan term sheet included in the Company’s Form 8-K to be filed with the Securities and Exchange Commission, the reorganization plan will:

•	provide for the conversion of the Senior Notes into a combination of cash representing a portion of the net proceeds received from the sale of the Company’s operations in Mexico and equity interests in the reorganized Company; and

•	implement a proposed settlement of certain estate claims and claims related to the purported release of certain guarantees of the Senior Notes issued by NII Capital that were scheduled to mature in 2016 and 2019.

The creditors that are parties to the Revised Plan Support Agreement have also agreed to provide $350 million in post-petition financing to fund the Company until it completes the sale of its operations in Mexico.

“Reaching this agreement is another significant step forward in our reorganization process,” said Steve Shindler, NII Holdings’ chief executive officer. “We are focused on strengthening our balance sheet and improving our capital structure and liquidity in order to allow us to emerge as a stronger, healthier company that is well positioned for growth and profitability.”

The Plan Support Agreement requires the NII Debtors to file a revised plan of reorganization and disclosure statement that include the terms reflected in the Revised Plan Support Agreement and related term sheet and to solicit votes of creditors to approve the reorganization plan. The holders of Senior Notes that are parties to the Plan Support Agreement have agreed to vote in favor of the revised plan of reorganization.

The Company’s operations in Mexico, Brazil and Argentina are not included in the pending bankruptcy proceedings and continue to operate in the ordinary course outside of Chapter 11.

About NII Holdings, Inc.

NII Holdings, Inc., a publicly held company based in Reston, VA, is a provider of differentiated mobile communication services for businesses and high value consumers in Latin America. NII Holdings, operating under the Nextel brand in Brazil, Mexico and Argentina, offers fully integrated wireless communications tools with digital cellular voice services, data services, wireless Internet access and Nextel Direct Connect® and International Direct ConnectSM, a digital two-way radio. NII Holdings has been named one of the best places to work among multinationals in Latin America by the Great Place to Work® Institute. Visit the Company’s website at www.nii.com.

Nextel, the Nextel logo and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications, Inc.

Visit NII Holdings’ news room for news and to access our markets’ news centers: nii.com/newsroom.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the business outlook, future performance and forward-looking guidance, as well as other statements that are not historical facts, are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the Company’s ability to meet its business plans, customer growth and retention, pricing, network usage, operating costs, the timing of various events, the economic and regulatory environment and the foreign exchange rates that will prevail during 2015. Future performance cannot be assured and actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include the risks and uncertainties relating to the impact of more intense competitive conditions and changes in economic conditions in the markets we serve; the risk that our network technologies will not perform properly or support the services our customers want or need; the ability of the Company to continue as a going concern; the ability to obtain Bankruptcy Court approval with respect to motions in the Chapter 11 proceedings; the ability to develop and consummate one or more plans of reorganization with respect to the Chapter 11 proceedings, including a plan as described herein; the impact of Bankruptcy Court rulings in the Chapter 11 proceedings and the outcome of the Chapter 11 proceedings in general; the length of time the NII Debtors will be subject to those proceedings and the Bankruptcy Court’s jurisdiction; risks associated with actions taken or motions filed by third parties in the Chapter 11 proceedings, which may interfere with the ability to develop and consummate one or more plans of reorganization once such plans are developed, including a plan as described herein; the potential adverse effects of the Chapter 11 proceedings on the liquidity, results of operations, brand or business prospects of the Company’s operating subsidiaries, the ability to execute the Company’s business and restructuring plan; increased legal costs related to the Chapter 11 proceedings and other litigation; and the additional risks and uncertainties that are described in NII Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as well as in other reports filed from time to time by NII Holdings with the Securities and Exchange Commission. This press release speaks only as of its date, and NII Holdings disclaims any duty to update the information herein.

Media Contacts:

NII Holdings, Inc.

1875 Explorer Street, Suite 1000

Reston, VA. 20190

(703) 390-5100

www.nii.com

Investor and Media Relations:

Tahmin Clarke

(703) 390-7174

tahmin.clarke@nii.com